EXHIBIT 99.1

TOR Minerals Enters into New $3 million U.S. Credit Agreement

CORPUS CHRISTI, Texas, January 5, 2011-- TOR Minerals International, Inc. (Nasdaq: TORM) (the "Company") announced that on December 31, 2010, it entered into a new U.S. credit agreement with American Bank, N.A.  The agreement will replace the Company's previous U.S. credit facility, which had been scheduled to mature in February 2011, and increases the Company's U.S. borrowing capacity by $1.5 million to $3 million.

The new credit agreement consists of a $1 million line of credit (subject to a defined borrowing base), which matures July 1, 2012, and a $2 million term loan, which matures December 31, 2015.   Amounts advanced under the line of credit bear interest at a variable rate equal to one percent per annum point above the Wall Street Journal Price Rate with a minimum floor rate of 5.50%.  The term loan bears interest at a fixed rate of 6.65% per annum.  The credit agreement is secured by certain Company assets located in the United States or which arise from the Company's operations in the United States and includes various customary covenants, limitations and events of default.  Additional details regarding the new credit agreement can be found in a current report on Form 8-K filed with the Securities and Exchange Commission earlier today.

The new credit agreement will be used to repay the outstanding debt under the Company's prior credit facility, to support working capital requirements and for general corporate purposes.

Dr. Olaf Karasch, Chief Executive Officer of Tor Minerals, commented, "We welcome American Bank as our new U.S. senior lender.  The new facility underscores the significant improvement in the Company's financial performance over the past several quarters as well as prospects for profitable growth.  With a new long-term facility in place, we believe the Company has access to additional capital and the financial flexibility to execute our growth strategies."

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications, including synthetic titanium dioxide, color pigments, specialty aluminas, and other high performance mineral fillers.  TOR Minerals has manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment, the possibility that the Company's common stock may be delisted by Nasdaq and other factors.

Contact for Further Information:
David Mossberg
Three Part Advisors, LLC
(817) 310-0051